EXHIBIT 23





                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-48313) of PS Business Parks, Inc. pertaining to the PS Business Parks, Inc. 1997 Stock Option and Incentive Plan, the Registration Statement on Form S-8 (No. 333-50274) of PS Business Parks, Inc. pertaining to the PS 401(k)/Profit Sharing Plan, the Registration Statement on Form S-3 (No. 333-78627) and in the related prospectus and the Registration Statement on Form S-3 (No. 333-50463) and the related prospectus of our report dated January 30, 2002 with respect to the consolidated financial statements and schedule of PS Business Parks, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.





                                                           /s/ ERNST & YOUNG LLP





Los Angeles, California
March  21, 2002